Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ITALIAN SUBSIDIARY PART OF INQUIRY IN ITALY

NORCROSS, GA. (Nov 2, 2004) – Immucor, Inc. (Nasdaq: BLUD) today announced that its Italian subsidiary and the subsidiary’s former President and now President of Immucor, Inc., Dr. Gioacchino De Chirico, are the subject of a criminal investigation in Milan, Italy. The investigation is centered on the activities of a well-known Italian physician and hospital administrator, and concerns alleged improper cash payments by several companies to the physician in exchange for favorable contract awards by his hospital in Italy.

As a result of the investigation in Milan, the Audit Committee of the Board of Directors of the Company commenced an internal investigation. The investigation has found that the doctor rendered services as the organizer and chairman of a convention sponsored by the Italian subsidiary in October 2003, for which he received 13,500 Euros via wire transfer. The invoice for those services, however, did not properly identify the doctor or the nature of his services, in violation of the books and records provisions of the Foreign Corrupt Practices Act.

Because of his involvement with the payment of the invoice, Dr. De Chirico will not act as CEO of the Company during the internal investigation, but will remain President. Edward L. Gallup, the Chairman of the Board, will undertake the responsibilities of CEO on an interim basis. In addition, the Board of Directors is taking steps to strengthen financial controls in its European operations.

The Company is fully cooperating with the investigation in Italy. The Audit Committee will continue its internal investigation of matters related to the Italian investigation and the Company’s record-keeping.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. In particular, statements concerning the current status of the investigation should not be read as indicative of the final results of the investigation when they are obtained. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.